Exhibit 4.3

COMMODITY ACCOUNT CONTROL AGREEMENT

This Commodity Account Control Agreement (the “Agreement”), dated as of November 19, 2008, is made by and among MGP INGREDIENTS, INC, a Kansas corporation (together with its successors and assigns, “Debtor”), COMMERCE BANK, N.A. as Agent for the Banks, as such terms are defined in the Credit Agreement referred to below (together with its successors and assigns, and in such capacity, “Secured Party”), and ADM INVESTOR SERVICES, INC. (together with its successors and assigns, “Commodity Intermediary”).

WHEREAS, Debtor, Secured Party and the Banks party thereto are parties to a Credit Agreement dated as of May 5, 2008, as amended, and Debtor and Secured Party are parties to a Security Agreement dated as of May 5, 2008, as amended, which provide for Debtor’s grant of a security interest in certain of its assets to Secured Party (such Credit Agreement and Security Agreement, as each may be amended, renewed, restated, replaced or otherwise modified from time to time, being collectively referred to herein as the “Financing Agreement”); and

WHEREAS, the assets pledged to Secured Party pursuant to the Financing Agreement include Debtor’s interests in the Trading Account at Commodity Intermediary and the Trading Account Property contained therein or credited thereto (each as defined below); and

WHEREAS, it is a requirement under the Financing Agreement that Debtor cause Commodity Intermediary to enter into a commodity account control agreement with Debtor and Secured Party;

NOW THEREFORE, the parties agree as follows:

1.                                       Definitions.  As used herein, the following terms have the following meanings:

“Commodity Intermediary Indebtedness” has the meaning provided in Section 6 of this Agreement.

“Distributions” means interest, dividends and other distributions of any nature on any Investment Property or other property that is credited to the Trading Account at any time.

“Entitlement Order” has the meaning provided in Section 4 of this Agreement.

“Investment Property” means “investment property,” as defined in UCC Section 9-102.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in such asset.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeds” means all cash and other proceeds and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, other realization upon any Investment Property or other property that is credited to the Trading Account.

“Trading Account” has the meaning provided in Section 2(a)(i) of this Agreement.

“Trading Account Property” means each item of property (whether Investment Property, a security, a security entitlement, a commodity contract, a commodity, an instrument or cash), including Proceeds and Distributions (i) that is or may in the future be standing to the credit of the Trading Account, (ii) that has been received and accepted, or may in the future be received and accepted, by Commodity Intermediary for credit to the Trading Account, or (iii) as to which Commodity Intermediary is or may in the future become obligated by law, regulation, rule or agreement to credit to the Trading Account.

“UCC” means the Uniform Commercial Code as in effect in the State of Missouri.

2.                                       Establishment of Trading Account; Debtor’s Right to Excess Funds.

(a)                                  Commodity Intermediary confirms and agrees that:

(i)                                     At the request of, and for the account of Debtor, as owner of the assets therein, Commodity Intermediary has established account number(s) 234-34802, 234-34803, 234-34804, 234-34805, 234-34806, 234-34807 and 234-34808 in the name of Debtor (such account(s) and any successor or replacement account(s), whether one or more and however titled, being herein called the “Trading Account”).

(ii)                                  Commodity Intermediary will not change the name(s) or account number(s) of the Trading Account without obtaining Secured Party’s prior written consent.

(iii)                               The Trading Account is an account to which Investment Property and commodity contracts are or may be credited.

(b)                                 Except for initial and variation margin payments, commission and fee payments required to be made in respect of the Trading Account, no withdrawal of cash from or similar debit of cash with respect to the Trading Account shall be made except pursuant to written instructions from Secured Party, and Commodity Intermediary shall forthwith honor all debit instructions from Secured Party without consent of Debtor by transmitting each disbursement in immediately available funds as instructed by Secured Party.  Notwithstanding the above, Commodity Intermediary shall be entitled to withdraw funds from the Trading Account to meet any and all Trading Account related obligations of Debtor to Commodity Intermediary and additionally shall be allowed to send excess funds from the Trading Account to Debtor in the ordinary course of business unless Secured Party gives Commodity Intermediary written notice to the contrary in accordance with its rights under this Agreement.

3.                                       Control.

(a)                                  Debtor hereby directs Commodity Intermediary, and Commodity Intermediary hereby agrees subject to its rights under Section 6 of this Agreement, to comply with all instructions it receives from Secured Party from time to time regarding the Trading Account, including, without limitation, any instructions to liquidate or redeem any commodity contracts and/or any other Trading Account Property in the Trading Account and any instructions to remit all or any portion of the Proceeds thereof and/or any or all other property in the Trading Account to Secured Party or to such other Person as Secured Party may designate, in each case without further consent by Debtor.  Debtor agrees not to withdraw or attempt to withdraw any funds or other property from the Trading Account except as permitted in writing by Secured Party or except as otherwise permitted under this Agreement.

(b)                                 Any Trading Account Property or Proceeds thereof remitted by Commodity Intermediary to Secured Party or its designee pursuant to Secured Party’s instructions shall act to discharge Commodity Intermediary’s obligations to Debtor to the extent of such Trading Account Property or Proceeds, all as if such Trading Account Property or Proceeds had been remitted to and received by Debtor.

(c)                                  Without limiting any other provisions of this Agreement, this Agreement is intended and shall act to provide Secured Party “control” of all commodity contracts carried at any time in the Trading Account and “control” of the Trading Account itself, for purposes of UCC Section 9-106(b) and (c), respectively; and Secured Party is hereby granted all rights and powers as are legally necessary to obtain and exercise such control and all rights and powers as may be reasonably incidental thereto, in each case subject only to Commodity Intermediary’s express rights under this Agreement.

4.                                       Entitlement Orders.

(a)                                  Debtor grants its continuing consent to Commodity Intermediary complying with any and all notifications, whether written or oral, communicated to Commodity Intermediary directing transfer, liquidation, or redemption of any of the Trading Account Property (each such notification being referred to herein as an “Entitlement Order”) originated by Secured Party, without any further consent by Debtor or any other Person.

(b)                                 Nothing herein contained shall be construed so as to prevent Debtor from remaining the owner of the Trading Account, subject to Secured Party’s security interest therein and its rights and remedies under this Agreement and the Financing Agreement.  Until Secured Party elects to the contrary and delivers notice of such election in writing to Commodity Intermediary, Debtor may make such additional transactions in the Trading Account as Commodity Intermediary shall be willing to accept for execution and/or clearance.  In the event Secured Party makes such election and delivers such notice in writing to Commodity Intermediary, Debtor shall not thereafter execute any transactions in the Trading Account.  After receipt of any such notice from Secured Party, Commodity Intermediary shall cease complying with orders or other directions concerning the Trading Account originated by Debtor.  Upon receipt by Commodity Intermediary of notice of such election and if directed by Secured Party, Commodity Intermediary will use commercially reasonable efforts to cancel open orders that have been authorized by Debtor through Commodity Intermediary but which have not yet been executed.  If Commodity Intermediary is unable to cancel such orders before they are executed, the transactions will be considered valid and binding on Debtor and Secured Party.  In the event that orders are executed for Debtor’s account by a third party pursuant to the terms of a “give-up” or similar agreement among Debtor, Commodity Intermediary and such third party, Commodity Intermediary will use commercially reasonable efforts, subject to the terms of such agreement, to notify such third party that Commodity Intermediary will not thereafter accept trades executed by such third party for clearance into Debtor’s account.

(c)                                  Commodity Intermediary confirms that it has not entered into any agreement with Debtor or any other Person purporting to limit or condition the obligation of Commodity Intermediary to comply with Entitlement Orders originated by Secured Party.

(d)                                 If at any time Commodity Intermediary shall receive any Entitlement Order from Secured Party, Commodity Intermediary shall comply with such Entitlement Order without further consent by Debtor or any other Person, notwithstanding that such Entitlement Order may conflict with any instruction or notification by Debtor or any other Person.

(e)                                  Commodity Intermediary need not investigate whether Secured Party is entitled under Secured Party’s agreements with Debtor to give an Entitlement Order or a notice of exclusive control.  Commodity Intermediary may rely on notices and communications it reasonably believes are given by the appropriate party.

(f)                                    Commodity Intermediary will not be liable to Secured Party for complying with orders or other instructions from Debtor that are received by Commodity Intermediary before Commodity Intermediary has received and has had reasonable opportunity to act on Secured Party’s notice of election of exclusive control.

(g)                                 The rights and powers granted to Secured Party under this Section 4, under Section 2(b) above, and the other provisions of this Agreement have been granted in order to perfect Secured Party’s Lien with respect to the Trading Account and the Trading Account Property, are powers coupled with an interest, and will not be affected by the bankruptcy of Debtor or by the lapse of time.

(h)                                 As between Secured Party and Debtor, Secured Party agrees that it will not give an Entitlement Order or notice of exclusive control under this Agreement unless an “Event of Default” exists under the Financing Agreement or unless directed to do so by the Required Banks referred to in the Financing Agreement; provided, however, that (i) nothing in Section 4(h) shall affect Commodity Intermediary’s rights and obligations under this Agreement, including, without limitation, its rights and obligations under Sections 4(d) and 4(e) above, and (ii) if Debtor disputes Secured Party’s right at any time to give an Entitlement Order or notice of exclusive control under this Agreement its sole remedy in respect thereof shall be to bring a suit for monetary damages against Secured Party and the Banks under the Financing Agreement; it being understood and agreed that Debtor may not, and Debtor hereby waives any right to, bring any suit or similar action against Commodity Intermediary, the Trading Account or any Trading Account Property in connection with Secured Party’s exercise of its rights under this Agreement, and that Debtor’s right to bring a suit for monetary damages against Secured Party and such Banks constitutes an adequate remedy at law.

5.                                       Additional Rights of Secured Party.

(a)                                  Whenever Secured Party deems it necessary for its protection, it shall be entitled, without obtaining the further consent of or providing prior notice to Debtor, to direct Commodity Intermediary to liquidate any or all then outstanding open positions in the Trading Account and to direct Commodity Intermediary to pay to Secured Party any credit balance as shall exist in the Trading Account after such liquidation and after the payment to Commodity Intermediary of all Commodity Intermediary Indebtedness in connection with transactions in Debtor’s accounts with Commodity Intermediary.  Debtor shall be liable to Commodity Intermediary for any debit or deficit that may be created when Secured Party initiates a liquidation.

(b)                                 If Commodity Intermediary requires additional margin for an open position, Secured Party may, but shall not be obligated to, advance to Commodity Intermediary on behalf of Debtor such amounts as may be required by Commodity Intermediary to margin such position, and, if applicable, shall give Commodity Intermediary immediate notice of its intent not to advance such margin as stated below; provided, however, that Debtor in all respects shall remain liable to Secured Party for any amount so advanced.  Secured Party shall notify Commodity Intermediary immediately if Secured Party determines not to make any further advance or extension of credit on behalf of Debtor. Failure to give timely notice shall be deemed to be Secured Party’s determination not to make any further advances or extensions of credit on behalf of Debtor.

(c)                                  Debtor and Secured Party agree that Secured Party may obtain additional collateral for Debtor obligations and that Secured Party may proceed hereunder against the Trading Account or resort to any other collateral, or both, in its sole discretion.

(d)                                 Notwithstanding anything herein to the contrary, insofar as the Financing Agreement provides that Secured Party is to act as collateral agent or the like for any Person other than a Bank, Secured Party shall be deemed to have entered into this Agreement on behalf of and as agent for such other Person and Secured Party’s rights hereunder shall benefit such other Person to the extent provided in the Financing Agreement.  Without limiting the generality of the foregoing, if the Financing Agreement provides that Secured Party is to or may act as collateral agent or the like on behalf of any letter of credit issuer, swap counterparty or other obligee, whether such Person is a Bank, an affiliate of a Bank or another Person, or with respect to any obligations due any such Person or Persons, Secured Party’s rights under this Agreement shall extend to and benefit such other Person or Persons to the extent provided in the Financing Agreement.

6.                                       Commodity Intermediary’s Lien and Right of Prior Payment.  The security interest and Lien of Secured Party against Debtor’s Trading Account is subject to the prior payment of all margin, commission, deficit account balance and fee payment indebtedness of Debtor to Commodity Intermediary as may exist from time to time, including all fees and commissions which may be incurred in connection with Debtor’s account and trading transactions with Commodity Intermediary at any time (all such indebtedness and all such other obligations being referred to herein as “Commodity Intermediary Indebtedness”), and to Commodity Intermediary’s Lien and the right of foreclosure or other realization thereof in connection with Commodity Intermediary Indebtedness (including any right of Commodity Intermediary to liquidate open positions or exercise commodity options, all without prior demand for additional margin and without prior notice).

7.                                       Governing Law.

(a)                                  Regardless of any provisions of any other agreement, but except as otherwise provided in Section 7(b) below, this Agreement, the Trading Account, Trading Account Property and any other property therein shall be governed by and construed in accordance with the internal law (excluding the conflict-of-law rules) of the State of Illinois.

(b)                                 Regardless of any provision in any other agreement, for purposes of Sections 9-304, 9-305, 9-306 and 8-110(e) of the UCC Commodity Intermediary’s jurisdiction and the location of the Trading Account shall be deemed to be the State of Illinois; provided, however, that the foregoing shall not alter any choice of law agreement between Commodity Intermediary and Debtor insofar as the application of such chosen law does not adversely affect Secured Party’s rights and remedies under the law chosen in Section 7(a) above or the perfection of Secured Party’s Lien on the Trading Account or the Trading Account Property or the exercise of Secured Party’s rights and remedies provided for in this Agreement.

8.                                       Conflicts with Other Agreements.  In the event of any conflict between the terms of Commodity Intermediary’s account agreement (or any portion thereof) with Debtor and this Agreement, such account agreement shall prevail unless such conflict has or may have an adverse effect on the perfection of Secured Party’s lien on the Trading Account or the Trading Account Property or the exercise of Secured Party’s rights and remedies provided for in this Agreement in which case this Agreement shall control.  Notwithstanding the above, the parties agree that Debtor’s account agreement shall control with respect to Commodity Intermediary’s rights and obligations with respect to margin and margin calls.  In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, other than such account agreement, the terms of this Agreement shall prevail.

9.                                       Amendments.  No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

10.                                 Severability.  To the extent any provision of this Agreement is found by a tribunal of competent jurisdiction to be unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

11.                                 Successor and Assigns.  This Agreement shall be binding upon and inure to the benefit of Debtor, Secured Party and Commodity Intermediary and their respective successors (including their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law and not by agreement or other voluntary act) and assigns, except that neither Debtor nor Commodity Intermediary may assign or delegate any of its respective rights or obligations under this Agreement without the prior written consent of Secured Party.  In the event of any assignment by Secured Party, Secured Party shall give written notice of such assignment to Debtor and Commodity Intermediary and the assignee will thereupon be Secured Party hereunder, with all the same rights, duties and privileges as though originally named as Secured Party hereunder.

12.                                 No Adverse Claims.  Except for the claims and interest of the parties hereto in the Trading account and the Trading Account Property, Commodity Intermediary does not know of any claim to, or interest in, the Trading Account or the Trading Account Property.  If any Person notifies Commodity Intermediary that it is asserting any Lien or adverse claim (including, but not limited to, any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Trading Account or the Trading Account Property, Commodity Intermediary will promptly notify Secured Party and Debtor thereof.

13.                                 Maintenance of Trading Account.  In addition to, and not in lieu of, the obligation of Commodity Intermediary to honor Entitlement Orders as agreed in Section 4 hereof, Commodity Intermediary agrees to maintain the Trading Account as follows:

(a)                                  Commodity Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Trading Account to Debtor and simultaneously to Secured Party at the address provided in this Agreement.

(b)                                 All items of income, gain, expense and loss recognized in the Trading Account shall be reported to taxing authorities under the name and taxpayer identification number (if applicable) of Debtor.

14.                                 Representations and Warranties of Commodity Intermediary.  Commodity Intermediary covenants, represents and warrants as follows:

(a)                                  it is a “commodity intermediary” as defined in UCC Section 9-102;

(b)                                 Commodity Intermediary has not entered into, and until the termination of this Agreement will not enter into without the consent of Secured Party, any arrangements granting or purporting to grant “control” (as defined in UCC Section 9-106) over the Trading Account or the Trading Account Property with any Person except Secured Party;

(c)                                  the Trading Account (i) is or has been established as set forth in Section 2 of this Agreement, (ii) is a “commodity account” as such term is defined in UCC Section 9-102, and (iii) will be maintained in the manner set forth herein until termination of this Agreement; and

(d)                                 this Agreement is the valid and legally binding obligation of Commodity Intermediary.

15.                                 Indemnification and Exculpation of Commodity Intermediary.  Debtor agrees that (a) Commodity Intermediary (which shall include for purposes of the entirety of this Section 15, its directors, officers, employees and agents) is released from any and all liabilities to Debtor arising from the terms of this Agreement and the compliance of Commodity Intermediary with the terms of this Agreement, except to the extent that such liabilities arise from Commodity Intermediary’s gross negligence or willful misconduct, and (b) Debtor and its successors and assigns shall at all times indemnify and save harmless Commodity Intermediary from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the Financing Agreement or the compliance of Commodity Intermediary with the terms hereof, except to the extent that such arises from Commodity Intermediary’s bad faith, gross negligence or willful misconduct and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and disbursements and other expenses of every nature and character arising by reason of the same. This indemnity shall survive the termination of the Agreement and the resignation or removal of Commodity Intermediary.

16.                                 Power of Attorney; Further Assurances.

(a)                                  Debtor constitutes and appoints Secured Party its true, lawful and irrevocable attorney (coupled with an interest) to demand, receive and enforce payments and to give receipts, releases, satisfaction for, and to sue for all monies payable to Debtor, and this may be done in the name of Debtor or Secured Party with the same force and effect as if done by Debtor.

(b)                                 Debtor agrees to take such steps and execute and deliver (or cause the execution and delivery of) such financing statements and other documents, agreements (including, without limitation, security agreements) and papers (all in form and substance acceptable to Secured Party) as Secured Party may from time to time request to perfect or preserve the security interest granted hereby or by the Financing Agreement.

17.                                 Notices.  Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by fax or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below; provided, however, that Entitlement Orders may be given orally and if so will be deemed to have been properly given at the time of oral delivery.  In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopy or otherwise, Commodity Intermediary is authorized to seek confirmation of such instructions by telephone call-back to the source at the source’s voice number as set forth below, and Commodity Intermediary may rely upon the confirmations of anyone purporting to be the person or persons so designated.  The persons and telephone number for callbacks may be changed only in writing actually received and acknowledged by Commodity Intermediary.  The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

Debtor:

MGP Ingredients, Inc.
100 Commercial Street
Atchison, KS 66002
Tel. No.: 800-255-0302
Fax No.: 913-360-5661

Attn.: Robert Zonneveld

Commodity Intermediary:

ADM Investor Services, Inc.
141 W. Jackson Blvd.
Suite 1600A
Chicago, IL 60604

Attn: Char Dohr

Secured Party:

Commerce Bank, N.A.
1200 Walnut Street
Kansas City, MO 64106
Tel. No.: 816-234-7248
Fax No.: 816-234-7290

Attn: Wayne Lewis

Any party may change its address for notices in the manner set forth above.

18.                                 Termination.  The obligations of Commodity Intermediary to Secured Party pursuant to this Agreement shall continue in effect until the security interest of Secured Party in the Trading Account and the Trading Account Property has been terminated pursuant to the terms of the Financing Agreement and Secured Party has notified Commodity Intermediary of such termination in writing.  The termination of this Agreement shall not terminate the Trading Account or alter the obligations of Debtor to Commodity Intermediary pursuant to any other agreement with respect to the Trading Account.

19.                                 Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement.  Electronic delivery of an executed counterpart of a signature page to this Agreement shall be effective as personal delivery of an original executed counterpart of this Agreement.

[signature page(s) to follow]

IN WITNESS THEREOF, the parties have entered into this Agreement as of the date first written above.

Debtor:

MGP INGREDIENTS, INC.

By:	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: V. P. Finance & CFO

Secured Party:

COMMERCE BANK, N.A., as Agent

By:	/s/ Wayne C. Lewis
Name: Wayne C. Lewis
Title: Vice President

Commodity Intermediary:

ADM INVESTOR SERVICES, INC.

By:	/s/ Charleen N. Dohr
Name: Charleen N. Dohr
Title: Compliance

Commodity Account Control Agreement – Signature Page